UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.___)

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☐	Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
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QUALITY SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

AHMED HUSSEIN

IBRAHIM FAWZY

EDWIN HOFFMAN

MURRAY BRENNAN, M.D.

THOMAS R. DIBENEDETTO

JOSEPH D. STILWELL

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2

AHMED HUSSEIN
630 FIFTH AVENUE
SUITE 2258
NEW YORK NY 10111-0100

August 21, 2008

Dear Fellow Shareholders:

I am the second largest shareholder of Quality Systems, Inc. I own approximately 17% of the Company’s shares. I have been a shareholder since 1982. During all this time, I have not sold any shares of Quality Systems. I have been a director of the Company since 1999.

The Company, under the auspices of Mr. Razin, has seen fit to spend shareholders’ equity in order to dig up what they claim to be derogatory, decades’ old information about me. By taking things completely out of context and engaging in innuendo and gross misrepresentations, they are making vile, false and reckless attacks on my person and my integrity. In my May 2008 Schedule 13D filing, I referred to past attacks on me and other directors who have challenged Mr. Razin’s actions or independence.

As stated in my prior letters to you, my May 13D filing also described my serious concerns regarding the governance of our company under Mr. Razin’s leadership. This week, Quality Systems finally purported to respond to my concerns. The failure of the Company until now to even appear to address the serious issues I raised months ago demonstrates a total disregard and disrespect for my ownership and yours. I believe that you and I deserve better.

As I read the Company’s communications to you in this proxy contest, I feel as though I am on Fantasy Island. It is not I who has a disregard for the truth. Rather, it is those speaking on behalf of our company who are relying on deceptive language and half-truths to malign my character and give short shrift to my concerns. A few examples:

o	The 2006 settlement agreement was between me and the Company, and the communications between my counsel and theirs made it clear that the Company’s outside corporate counsel was to be replaced. At that time (and now) that law firm was attending board meetings and drafting board minutes. After the agreement was signed the Company, using a self-serving interpretation, continued to use the same outside counsel, rendering that provision of the settlement agreement meaningless. The Company refused to respond to correspondence from my attorney in any meaningful way or to even consider my offer of binding arbitration. I believe they deliberately tricked and defrauded me, which they think is clever, when they knew my intentions were different.

o	Until the board approved an amendment of QSI’s bylaws in May 2007, an officer could not be considered an independent director. The position of board chairman, under QSI’s bylaws, is an officer position. A majority of the board has approved Mr. Razin, who has served as chairman of the board since he ceased to be CEO in 2000, as independent each year since 2004. In its communications to you, the Company states that I “acknowledged” Mr. Razin’s independence. This I have never done. In quoting from the settlement agreement, the Company omitted the portion that stated that I voted against the board resolution that approved Mr. Razin’s independence and reserved my right to raise the issue of Mr. Razin’s independence to regulatory authorities. Since 2006, Mr. Razin has chaired the independent directors’ committees and, in early 2007, he cast the deciding vote for executive management compensation that had not been recommended by the Company’s standing compensation committee. In these actions, the Company has violated its own bylaws.

o	The Company states that Russell Pflueger and Philip Kaplan, two members of the Company’s slate of nominees for election as directors, are not personal friends of Sheldon Razin. This may be true. Rather, they are close personal friends of Mr. Razin’s son, David (who until this year was an employee of QSI).

Now, in a last-ditch effort to satisfy concerns about the Company’s governance practices, Mr. Razin has announced his resignation from the Nominating Committee. Given that the Company’s slate of nominees has already been determined, I view today’s announcement as another ugly, manipulative charade perpetrated on the shareholders by Mr. Razin and the Company. Messrs. Pflueger and Kaplan are already included as members of the nominating committee. Mr. Kaplan was elected to the board without holding any interviews with any members of the board, except Mr. Razin. The election of Mr. Kaplan was proposed to the board by Mr. Razin without an agenda item and summarily approved by the board. Mr. Razin did not bother to inform the nominating committee, which had met immediately before that board meeting, of his intention to propose the election of Mr. Kaplan.

I invite you to read carefully my 13D filing of May 28, 2008, and the numerous filings by the Company including its responses to my 13D filed on August 20 (nearly three months later). You will read between the lines that the Company tricked me in 2006. Please do not let the Company trick you in 2008 by Mr. Razin’s meaningless resignation from the nominating committee.

Do not let the Company confuse you. We have a good company. It bears repeating that the choice of the shareholders is not between the present management and a new board. The choice is between the present board led by a chairman who acts as a dictator and a board that is independent of management. Should we allow management to choose the directors who will oversee them?

QSI has unique, world-class, award-winning products that can be aggressively sold and licensed nationally and worldwide. With a strong balance sheet, loyal clientele, increased maintenance and upgrade sales to existing clients, and substantial margins, our Company should be a great company. An independent, responsible board would require and help management to formulate a strategy, business plan, and a budget that is based on this business plan and advise and assist the Company in achieving its potential.

I agree with QSI’s management that we have a good company. Let us work together to make it a great company. The slate that I have nominated to the Board is fully qualified to govern any leading corporation in the United States; indeed, in the world. I am honored and grateful that they agreed to join my slate and govern Quality Systems.  Please give us your support.

If you have any questions or need any assistance voting your shares, please contact my proxy solicitation firm:

The Altman Group, Inc.
Toll free at (866) 856-4969

Sincerely yours,

Ahmed Hussein

On August 13, 2008, Ahmed Hussein filed with the Securities and Exchange Commission (the “Commission”) a definitive proxy statement in connection with the September 4, 2008 annual meeting of shareholders of Quality Systems, Inc. Mr. Hussein commenced mailing the proxy statement to shareholders on August 14, 2008. Investors and security holders are urged to read Mr. Hussein’s definitive proxy statement and additional definitive soliciting material because they contain important information. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by Mr. Hussein with the Commission at the Commission’s website at www.sec.gov or by contacting The Altman Group, Inc., toll free at (866) 856-4969.

AHMED HUSSEIN

Quality Systems Annual Meeting of Stockholders on September 4, 2008

VOTING INSTRUCTIONS

PLEASE USE THE BLUE PROXY CARD THAT WAS RECENTLY SENT TO YOU TO VOTE YOUR SHARES.

You can quickly and easily vote your shares TODAY by using one of the following three methods:

INTERNET	TELEPHONE	MAIL
www.proxyvote.com	1-800-454-8683
1. Have your BLUE voting instruction form ready.	1. Have your BLUE voting instruction form ready.	1. Mark, sign and date your BLUE voting instruction form.
2. Go to www.proxyvote.com.	2. Using a touch tone phone, call toll-free 800-454-8683.	2. Return it in the enclosed postage page envelope.
3. Enter the 12 digit Control Number printed on your BLUE vote instruction form.	3. When prompted, enter the 12 digit control number printed on your BLUE voting instruction form.
4. Follow the simple instructions on the website.	4. Follow the simple instructions to vote your shares.

>>	Please do not send back any white proxy card you receive, even to vote against the management nominees. Doing so will cancel any prior vote you cast on the BLUE card. Please return only the BLUE proxy card.

>>	Even if you have already returned a white proxy card, you have every right to change your vote. You can still support our nominees by returning the BLUE proxy card. Only your latest dated proxy card will count.

        If you have any questions or need assistance in voting your shares, please contact The Altman Group, Inc.

Toll free at (866) 856-4969